CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Senesco Technologies, Inc.

We hereby consent to the incorporation by reference in Registration Numbers 333-157417, 333-140238 and 333-104105 on Form S-8 and Registration Numbers 333-148779, 333-146691 and 333-138405 of our report dated September 26, 2007 on the consolidated statements of operations, stockholders’ equity and cash flows of Senesco Technologies, Inc. and Subsidiary for the year ended June 30, 2007, appearing in this Annual Report on Form 10-K/A for the year ended June 30, 2009.  Our report dated September 26, 2007 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ GOLDSTEIN GOLUB KESSLER LLP
New York, New York

October 27, 2009